Exhibit 99.1

EXECUTION VERSION

December 22, 2017

Project Mermaid

Commitment Letter

Lifetime Brands, Inc.

1000 Stewart Avenue

Garden City, New York 11530

Attention: Laurence Winoker, Chief Financial Officer

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMorgan”) and Golub Capital LLC (“Golub Capital”) that Lifetime Brands, Inc., a Delaware corporation (“you” or the “Company”), intends to enter into the transactions described in the Transaction Summary attached hereto as Exhibit A (the “Transactions”). Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).

1.	Commitments

In connection with the Transactions, (i) JPMorgan is pleased to advise you of its commitment to provide 100% of the ABL Facility and $200.0 million of the Term Loan Facility and (ii) Golub Capital (in such capacity, together with JPMorgan, the “Commitment Lenders”) is pleased to advise you of its commitment to provide $75.0 million of the Term Loan Facility, in each case, upon the terms and conditions set forth in this letter and Exhibits B, C and D hereto (the Summary of Terms and Conditions set forth on each of Exhibits B and C hereto are collectively referred to herein as the “Term Sheets”).

2.	Titles and Roles

It is agreed that (i) JPMorgan and Golub Capital will act as joint lead arrangers and joint bookrunners for the Term Loan Facility (collectively in such capacities, the “Term Loan Lead Arrangers”), (ii) JPMorgan will act as the sole lead arranger and sole bookrunner for the ABL Facility (in such capacity, the “ABL Lead Arranger” and, together with the Term Loan Lead Arrangers, the “Lead Arrangers”; the Lead Arrangers and the Commitment Lenders are collectively referred to herein as the “Commitment Parties” or “we” or “us”), (iii) Golub Capital will act as syndication agent for the Term Loan Facility and (iv) JPMorgan will act as sole administrative agent for the Credit Facilities. Notwithstanding the foregoing, the Company agrees that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC.

You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheets and Fee Letters referred to below) will be paid in connection with the Credit Facilities unless you and we shall so reasonably agree (it being understood and agreed that no other agent, co-agent, arranger, co-arranger, bookrunner, co-bookrunner, manager or co-manager shall be entitled to greater economics in respect of the Credit Facilities than the Commitment Parties on the date hereof). It is further agreed that JPMorgan will have “left” placement and Golub Capital shall appear to the immediate right of JPMorgan in any marketing materials or other documentation used in connection with the Term Loan Facility, and JPMorgan will have “left” placement in any marketing materials or other documentation used in connection with the ABL Facility. All other Commitment Parties will be listed in customary fashion (as mutually agreed to by you and the Commitment Parties as of the date hereof) in the marketing materials or other documentation used in connection with the Credit Facilities.

In consideration of JPMorgan’s agreement to structure and arrange the Credit Facilities, you agree to offer JPMorgan the right to act as escrow agent in connection with any of the transactions contemplated hereby. If JPMorgan agrees to act in such capacity, the Company and JPMorgan will enter into the appropriate form of agreement relating to the escrow arrangement involved and containing customary terms and conditions acceptable to the Company and JPMorgan, including provisions relating to the scope of JPMorgan’s services, JPMorgan’s compensation or other appropriate financial arrangements and an indemnification of JPMorgan.

3.	Syndication

The Lead Arrangers intend to syndicate the Credit Facilities to a group of banks, financial institutions and other institutional lenders identified by them in consultation with you (such banks, financial institutions and other institutional lenders, together with the Commitment Lenders, the “Lenders”); provided that (a) the Lead Arrangers will not syndicate or offer the opportunity to acquire a commitment or provide any portion of the Credit Facilities, to any Disqualified Lenders (as defined below), (b) solely with respect to the ABL Facility, the Lead Arrangers will not syndicate or offer the opportunity to acquire a commitment or provide any portion of such facility, to any bank, financial institution or other institutional lender unless such bank, financial institution or other institutional lender is reasonably approved by you (such approval not to be unreasonably withheld, delayed or conditioned) and (c) notwithstanding the Lead Arrangers’ right to syndicate the Credit Facilities and receive commitments with respect thereto, (i) no Commitment Party shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Credit Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Credit Facilities, including its commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation by any Commitment Party shall become effective as between you and such Commitment Party with respect to all or any portion of such Commitment Party’s commitments in respect of the Credit Facilities until after the initial funding of the Credit Facilities and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitment in respect of the Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. For purposes of this Commitment Letter, the term “Disqualified Lender” shall mean (x) any entity separately identified in writing (i) prior to the date hereof on the “Disqualified Lender” list provided by you to us or (ii) after the date hereof in a supplement to the “Disqualified Lender” list provided the addition of such entity to such list is reasonably acceptable to the Lead Arrangers, (y) any entity reasonably determined by the Company to be a competitor of the Company, the Target or any of their respective Subsidiaries (each, a “Competitor”), in each case that is identified by name in writing on the “Disqualified Lender” list or in a supplement to the “Disqualified Lender” list provided to the Lead Arrangers from time to time after the date hereof and (z) in the case of the foregoing clauses (x) and (y), any affiliate of such entity, which affiliate is either (i) clearly identifiable as such based solely on the similarity of its name (and is not an affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged

2

in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which such Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity (each such affiliate, a “Bona Fide Debt Fund”)) or (ii) identified as an affiliate in writing after the date hereof in a written supplement to the “Disqualified Lender” list and is not a Bona Fide Debt Fund; provided that any supplement to the “Disqualified Lender” list shall become effective three (3) business days after delivery to the Lead Arrangers, but which supplement shall not apply retroactively to disqualify any entities that have previously acquired a commitment or a participation in the Credit Facilities in accordance with the terms of this Commitment Letter or the Credit Documentation; provided, further that, no supplements shall be made to the “Disqualified Lender” list from and including the date of the launch of primary syndication of the Credit Facilities through and including the Syndication Date.

The Lead Arrangers intend to commence syndication efforts promptly, and, until the earlier to occur of (x) the date that is 60 days following the Closing Date and (y) a Successful Syndication (as defined in the TL Arranger Fee Letter) (such earlier date, the “Syndication Date”), you agree to actively assist (and, to the extent not in contravention of the Merger Agreement, to use your commercially reasonable efforts to cause the Target and its subsidiaries to actively assist) the Lead Arrangers in completing a syndication reasonably satisfactory to the Lead Arrangers and you. Such assistance shall include (A) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your and your affiliates’ existing banking relationships, (B) direct contact between appropriate members of your senior management and advisors and the proposed Lenders (and, to the extent not in contravention of the Merger Agreement, using your commercially reasonable efforts to ensure such contact between senior management of the Target and the proposed Lenders), in all such cases at times and locations to be mutually agreed upon, (C) your preparing and providing to the Lead Arrangers (and, to the extent not in contravention of the Merger Agreement, using commercially reasonable efforts to cause the Target to prepare and provide) all customary information with respect to you and your subsidiaries and the Target and its subsidiaries and the Transactions, including all customary financial information and “Projections” (as defined below), as any Lead Arranger may reasonably request in connection with the arrangement and syndication of the Credit Facilities and your assistance (and, to the extent not in contravention of the Merger Agreement, using your commercially reasonable efforts to cause the Target to assist) in the preparation of one or more confidential information memoranda or lender slides (each, a “Confidential Information Memorandum”) and other customary marketing materials to be used in connection with the syndication (all such information, memoranda and material, “Information Materials”), (D) prior to the launch of the syndication, using your commercially reasonable efforts to procure a public corporate credit rating and a public corporate family rating in respect of the Company from S&P Global Ratings (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and ratings for each of the Credit Facilities from each of S&P and Moody’s, (E) your hosting, with the Lead Arrangers, of one or more meetings of prospective Lenders at times and locations to be mutually agreed (and, to the extent not in contravention of the Merger Agreement, using your commercially reasonable efforts to cause the senior management of the Target to be available for such meetings) and (F) your ensuring that, prior to the Syndication Date, there is no competing offering, placement, arrangement or syndication of any debt securities (other than as contemplated in the Fee Letters) or bank financing or other credit facilities (other than the Credit Facilities or any “Permitted Surviving Debt” (as defined below)) or announcement thereof by or on behalf of you and your subsidiaries that could reasonably be expected to materially impair our syndication of the Credit Facilities and your using commercially reasonable efforts to ensure that there is no competing offering, placement, arrangement or syndication of any debt securities or bank financing or other credit facilities or announcement thereof by or on behalf of the Target and its subsidiaries (other than the Credit Facilities or any Permitted Surviving Debt), in all cases under this clause (F), if such offering, placement, arrangement or syndication could reasonably be expected to materially impair our syndication of the Credit Facilities. For purposes of this Commitment Letter and the Credit Documentation, the term “Permitted Surviving

3

Debt” shall mean (i) purchase money indebtedness, capital leases and equipment financings of you and your subsidiaries and of the Target and its Subsidiaries that will remain outstanding following the Closing Date, (ii) intercompany indebtedness among you and your subsidiaries and among the Target and its subsidiaries, (iii) other ordinary course working capital facilities of the Target and its subsidiaries that will be repaid in full and terminated on or prior to the Closing Date, (iv) any indebtedness specifically contemplated by the Merger Agreement to remain outstanding following the Closing Date, (v) your and your subsidiaries’ existing indebtedness permitted under the Existing Credit Agreement (as defined in Exhibit A) other than that which will be subject to the Refinancing (as defined in Exhibit A) and (vi) other customary indebtedness that is permitted to be outstanding by the terms of the Credit Documentation or is otherwise reasonably agreed by you and the Commitment Parties to remain outstanding following the Closing Date.

Upon the reasonable request of the Lead Arrangers, you will furnish, and to the extent not in contravention of the Merger Agreement, use your commercially reasonable efforts to cause the Target to furnish, for no fee, to the Lead Arrangers an electronic version of your and your subsidiaries’ and the Target’s and its subsidiaries’ trademarks, service marks and corporate logos for use in marketing materials for the purpose of facilitating the syndication of the Credit Facilities (the “License”); provided, however, that the License shall be used solely for the purpose described above and may not be assigned or transferred. You hereby authorize the Lead Arrangers to download copies of the Company’s trademark logos from its website and post copies thereof on the IntraLinks site, SyndTrak site or similar workspace established by JPMorgan to syndicate the Credit Facilities and use the logos on any Confidential Information Memorandum, presentations and other marketing materials prepared in connection with the syndication of the Credit Facilities or in any advertisements (to which you consent, such consent not to be unreasonably withheld, delayed or conditioned) that the Lead Arrangers may place after the closing of any of the Credit Facilities in financial and other newspapers and journals, or otherwise, at its own expense describing its services to the Company hereunder. Without limiting your obligations to assist with syndication efforts as set forth in this paragraph, we agree that (except for purposes of determining whether a Successful Syndication has been achieved under the market flex provisions of the TL Arranger Fee Letter) we will not be released from our commitment hereunder in connection with any syndication or assignment to any Lender unless (A) (i) you have consented to such syndication or assignment in writing (such consent not to be unreasonably withheld, delayed or conditioned) and (ii) any such Lender has entered into customary amendment, restatement or joinder documentation (in form and substance reasonably satisfactory to JPMorgan and you) with respect to this Commitment Letter committing to provide a portion of the Credit Facilities (in which case our commitments hereunder shall be reduced at such time by an amount equal to the commitment assumed by such Lender) or (B) such Lender shall have entered into the applicable Credit Documentation and funded the portion of the Credit Facilities required to be funded by it on the Closing Date. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein shall not constitute a condition to the commitments hereunder or the funding of the Credit Facilities on the Closing Date and it is understood that the Commitment Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Credit Facilities and in no event shall the commencement or successful completion of syndication of the Credit Facilities constitute a condition to the availability of the Credit Facilities on the Closing Date. Notwithstanding anything herein to the contrary, the only historical financial statements that shall be required to be provided to the Lead Arrangers as a condition precedent to the availability of the Credit Facilities on the Closing Date shall be those required to be delivered pursuant to paragraph 5 of Exhibit D.

4

The Lead Arrangers will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders, in all cases, subject to the provisions hereof with respect to Disqualified Lenders. You hereby acknowledge and agree that the Lead Arrangers will have no responsibility other than to arrange the syndication as set forth herein and in no event shall any Commitment Party be subject to any fiduciary or other implied duties in connection with the transactions contemplated hereby.

At the request of the Lead Arrangers, you agree to assist in the preparation of a version of each Confidential Information Memorandum or other Information Material (a “Public Version”) consisting exclusively of information with respect to you, your affiliates, the Target and its subsidiaries and the Acquisition that is either publicly available or not material with respect to you and your affiliates, the Target and its subsidiaries, any of your or their respective securities or the Acquisition for purposes of United States federal and state securities laws (such information, “Non-MNPI”). Such Public Versions, together with any other information prepared by you or the Target or your or its affiliates or representatives and conspicuously marked “Public” (collectively, the “Public Information”), which at a minimum means that the word “Public” will appear prominently on the first page of any such information, may be distributed by us to prospective Lenders who have advised us that they wish to receive only Non-MNPI (“Public Side Lenders”). You acknowledge and agree that, in addition to Public Information and unless you promptly notify us otherwise, (a) drafts and final definitive documentation with respect to the Credit Facilities, (b) marketing term sheets and administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda), and (c) notifications of changes in the terms of the Credit Facilities may be distributed to Public Side Lenders. You acknowledge that any Commitment Party’s public-side employees and representatives who are publishing debt analysts may participate in any meetings held pursuant to clause (E) of the third preceding paragraph; provided that, such analysts shall not publish any information obtained from such meetings (i) until the syndication of the Credit Facilities has been completed upon the making of allocations by the Lead Arrangers and the Lead Arrangers freeing the Credit Facilities to trade or (ii) in violation of any confidentiality agreement between you and the relevant Commitment Party.

In connection with our distribution to prospective Lenders of any Confidential Information Memorandum and, upon our request, any other Information Materials, you will execute and deliver to us a customary authorization letter authorizing such distribution and, in the case of any Public Version thereof or other Public Information, representing that it only contains Non-MNPI. Each Confidential Information Memorandum will be accompanied by a disclaimer exculpating you and us with respect to any use thereof and of any related Information Materials by the recipients thereof.

4.	Information

You hereby represent and warrant that (with respect to any information relating to the Target and its subsidiaries, to your knowledge) (a) all written information (including all Information Materials), other than the Projections, other forward-looking information, budgets, forecasts, estimates and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to us by you or, at your direction, by any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, after giving effect to all supplements and updates thereto provided through the date furnished, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (when taken as a whole and after giving effect to all supplements and updates thereto provided through the date furnished) and (b) the financial projections and other forward-looking information (the “Projections”) that have been or will be made available to us by you or, at your direction, by any of your representatives in connection with the transactions contemplated hereby have been or will

5

be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being understood that (i) the Projections are as to future events and are not to be viewed as facts, and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material and (ii) the Projections are subject to significant uncertainties and contingencies and no assurance can be given that the projected results will be realized). You agree that if, at any time prior to the later of (x) Closing Date and (y) the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the information and Projections were being furnished, and such representations were being made, at such time, then you will (or, with respect to the Information and Projections relating to the Target and its subsidiaries, to the extent not in contravention of the Merger Agreement, will use commercially reasonable efforts to) promptly supplement, or cause to be supplemented, the Information and the Projections so that (with respect to Information and Projections relating to the Target and its subsidiaries, to your knowledge) such representations will be correct in all material respects under those circumstances. You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof.

5.	Fees

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the nonrefundable fees described in the Term Loan Arranger Fee Letter (the “TL Arranger Fee Letter”), the ABL Arranger Fee Letter (the “ABL Arranger Fee Letter”) and the Administrative Agent Fee Letter (the “Administrative Agent Fee Letter”), in each case dated the date hereof and delivered herewith (the “Fee Letters” and each a “Fee Letter”) on the terms and subject to the conditions set forth therein.

6.	Conditions

The Commitment Parties’ commitments and agreements hereunder are subject solely to the satisfaction (or waiver by the Commitment Parties) of solely the conditions set forth in this Section 6, in Exhibit D, in Exhibit B under the heading “CERTAIN CONDITIONS – Initial Conditions” and in Exhibit C under the heading “CERTAIN CONDITIONS – Conditions Precedent”.

Notwithstanding anything in this Commitment Letter, the Fee Letters or the definitive documentation for the Credit Facilities (the “Credit Documentation”) to the contrary, (a) the only representations relating to you and your subsidiaries and the Target and its subsidiaries and their respective businesses the accuracy of which shall be a condition to availability of the Credit Facilities on the Closing Date shall be (i) such of the representations made regarding Target in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of any such representation is a condition to your (or any of your affiliates’) obligations to close the Acquisition under the Merger Agreement or you (or any of your affiliates) have the right to terminate your (or any of your affiliates’) obligations under the Merger Agreement or decline to consummate the Acquisition as a result of a breach of such representations in the Merger Agreement (the “Merger Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Credit Facilities on the Closing Date if the conditions set forth in this Section 6, in Exhibit D, in Exhibit B under the heading “CERTAIN CONDITIONS – Initial Conditions” and in Exhibit C under the heading “CERTAIN CONDITIONS – Initial Conditions”, in each case, limited on the Closing Date as indicated therein, are satisfied (or waived by the Commitment Parties) (it being understood that, to the extent any collateral (including the grant or perfection of any security interest) referred to in the Term Sheets is not or cannot be provided on the Closing Date (other than the grant and perfection of security interests (i) in assets with respect to which a

6

lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code (“UCC”), or (ii) in the equity interests, if any, of the Target or the wholly owned material domestic subsidiaries of the Target (to the extent required by the Term Sheets (provided that such equity securities will be required to be delivered on the Closing Date only to the extent received by the Company after your use of commercially reasonable efforts)) with respect to which a lien may be perfected by the delivery of an equity certificate) after your use of commercially reasonable efforts to do so and without undue burden or expense, then the provision and perfection of such collateral shall not constitute a condition precedent to the availability and initial funding of the Credit Facilities on the Closing Date, but may instead be provided after the Closing Date pursuant to arrangements to be mutually agreed by the Administrative Agent and the Company). For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Term Sheets relating to corporate or other organizational existence, organizational power and authority of the Company and the Guarantors to enter into and perform the Credit Documentation, due authorization, execution and delivery by the Company and the Guarantors of, performance of, and enforceability against the Company and the Guarantors of, the Credit Documentation, effectiveness, validity and perfection of first priority (subject to permitted liens) liens under the security documents (subject to the limitations set forth in the preceding sentence), no conflicts of the Credit Documentation with the organizational documents of the Company and the Guarantors, use of proceeds not violating margin regulations, anti-corruption laws, sanctions and the PATRIOT Act, Investment Company Act, solvency as of the Closing Date (after giving effect to the Transactions) of the Company and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 1(b) of Exhibit D), Federal Reserve margin regulations and anti-corruption laws and sanctions. Notwithstanding anything in this Commitment Letter or the Fee Letters to the contrary, the only conditions to availability and initial funding of the Credit Facilities on the Closing Date are set forth in this Section 6, in Exhibit D, in Exhibit B under the heading “CERTAIN CONDITIONS – Initial Conditions” and in Exhibit C under the heading “CERTAIN CONDITIONS – Initial Conditions”, in each case, limited on the Closing Date as indicated therein. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

7.	Indemnification and Expenses

You agree (a) to indemnify and hold harmless the Commitment Parties, their respective affiliates and their respective directors, officers, employees, advisors, affiliates, agents and other representatives (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject, to the extent arising out of or in connection with this Commitment Letter, the Fee Letters, the Credit Facilities, the use of the proceeds thereof or the Acquisition and the Transactions or any claim, litigation, investigation or proceeding relating to any of the foregoing (each a “Proceeding”), regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon demand for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all such indemnified persons, taken as a whole and, if relevant, of a single local counsel in each applicable jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such indemnified persons, taken as a whole (and, in the case of actual or reasonably perceived potential conflicts of interest or the availability of different claims or defenses, one additional counsel for each similarly affected group of indemnified persons) and other reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have arisen from (i) the willful misconduct, bad faith or gross negligence of such indemnified person or any of such indemnified person’s affiliates or any of its or their respective Controlled Related Parties (as defined below) or their successors (as determined by a final, non-appealable judgment of a court of competent

7

jurisdiction), (ii) a material breach by such indemnified person or any of such indemnified person’s affiliates or any of its or their respective Controlled Related Parties of any of its or their respective obligations under this Commitment Letter (as determined by a final, non-appealable judgment of a court of competent jurisdiction), including the Commitment Lenders’ obligations to fund the Credit Facilities on the Closing Date if so required in accordance with the provisions of this Commitment Letter or (iii) disputes solely between and among indemnified persons not arising from any act or omission of the Company, the Target or any of their respective affiliates (other than claims against an indemnified person acting in its capacity as an agent or arranger or similar role under the Credit Facilities), and (b) regardless of whether the Closing Date occurs, to reimburse the Commitment Parties and their respective affiliates from time to time, upon presentation of a summary statement, with reasonable detail provided upon request, for all reasonable and documented out-of-pocket expenses (including but not limited to due diligence expenses, expenses of the Commitment Parties’ consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of a single counsel to the Commitment Parties and of a single local counsel to the Commitment Parties in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent), in each case incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter and the Credit Documentation) or the administration, amendment, modification, waiver or enforcement thereof. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person).

No indemnified person shall be liable for any damages directly or indirectly arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, including, without limitation, SyndTrak, Intralinks, the internet, email or similar electronic transmission systems, except to the extent any such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence, bad faith or willful misconduct of such indemnified person (or any of its Controlled Related Parties). None of the indemnified persons or you, the Target or any of your or their respective affiliates or the respective directors, officers, employees, advisors, agents or other representative of the foregoing or any successor or assign of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letters, the Credit Facilities or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth in this Section 7. The foregoing provisions in this Section 7 shall be superseded in each case by the applicable provisions contained in the Credit Documentation upon execution thereof and thereafter shall have no further force and effect. As used above, a “Controlled Related Party” of any person or entity means (1) any controlling person or controlled affiliate of such indemnified person, (2) the respective directors, officers or employees of such indemnified person or any of its controlling persons or controlled affiliates and (3) the respective agents, advisors and representatives of such indemnified person or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such indemnified person, controlling person or such controlled affiliate; provided that each reference to a controlling person, controlled affiliate, director, officer or employee in this sentence pertains to a controlling person, controlled affiliate, director, officer or employee involved in the structuring, arrangement, negotiation or syndication of this Commitment Letter and the Credit Facilities.

8.	Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. You

8

further acknowledge that each Commitment Party (or an affiliate) is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services and such person may from time to time provide investment banking and other financial services to, and effect transactions for, its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, the Target, your or the Target’s respective affiliates, of other companies that may be the subject of the transactions contemplated by this Commitment Letter and of other companies with which you may have commercial or other relationships. You further acknowledge that no Commitment Party has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and you or any such affiliate (including the Credit Documentation). With respect to any securities and/or financial instruments so held by any Commitment Party (or an affiliate) or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, neither any Commitment Party nor any of its respective affiliates will use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by such Commitment Party and its affiliates of services for other companies or persons and neither any Commitment Party nor any of its respective affiliates will furnish any such information to any of its other customers. You also acknowledge that the Commitment Parties and their respective affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or persons.

The Commitment Parties may employ the services of their respective affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and subject to the confidentiality obligations, of the Commitment Party hereunder.

Each Commitment Party is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the Credit Facilities (including in connection with determining the terms of the Credit Facilities) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. The Company agrees that it will not assert any claim against any Commitment Party based on an alleged breach of fiduciary duty by such Commitment Party in connection with this Commitment Letter and the transactions contemplated hereby. The Company acknowledges and agrees that no Commitment Party is advising the Company as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and no Commitment Party shall have any responsibility or liability to the Company with respect thereto. Any review by any Commitment Party of the Company, the Target, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Commitment Party and its affiliates, and shall not be on behalf of the Company. It is understood that this paragraph shall not apply to or modify or otherwise affect any arrangement with any financial advisor separately retained by you or any of your affiliates in connection with the Acquisition, in its capacity as such.

9.	Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letters nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) you and your officers, directors, employees, affiliates, members,

9

partners, stockholders, attorneys, accountants, agents and advisors and those of the Target and its subsidiaries and the Target itself, in each case on a confidential and need-to-know basis (provided that any disclosure of the Fee Letters or their terms or substance to the Target or its officers, directors, employees, attorneys, accountants, agents or advisors shall be redacted as to the amount of fees and other economic terms of the market flex provisions in a customary manner, unless the Commitment Parties party hereto shall otherwise agree), (b) in any legal, judicial or administrative proceeding or as otherwise required by applicable law or regulation or as requested by a governmental authority (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly in advance thereof), (c) upon notice to the Commitment Parties, this Commitment Letter and the existence and contents hereof (but not the Fee Letters or the contents thereof, other than the aggregate fee amount contained in the Fee Letters as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Credit Facilities or in any public or regulatory filing requirement (including any filing requirement of the Securities and Exchange Commission) relating to the Transactions (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation)) may be disclosed in any syndication or other marketing material in connection with the Credit Facilities or in connection with any public filing requirement, (d) the Term Sheets may be disclosed to Lenders and potential Lenders and to any rating agency in connection with the Acquisition and the Credit Facilities and (e) with the Commitment Parties’ prior written consent (which shall not be unreasonably withheld, conditioned or delayed); provided that the foregoing restrictions shall cease to apply in respect to the existence and contents of this Commitment Letter (but not in respect of the Fee Letters and their terms and substance) after this Commitment Letter has been accepted by you.

The Commitment Parties shall use all nonpublic information received by them in connection with the Acquisition and the related transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to rating agencies, (b) to any Lenders or participants or prospective Lenders or participants (and such actual or prospective Lenders or participants shall also be permitted to receive the “Disqualified Lender” list and supplements thereto), (c) in any legal, judicial or administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case such Commitment Party shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any governmental or regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party agrees, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority or regulation)), (e) to the employees, officers, directors, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential on terms that are substantially identical to the terms set forth herein (provided that such Commitment Party shall be responsible for the compliance of its affiliates and Representatives with the provisions of this paragraph), (f) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential on terms that are substantially identical to the terms set forth herein, and such Commitment Party shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the Transactions and any related transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter or breach by any other party of any confidentiality obligation known by such Commitment Party to exist in favor of you, the Target or your or its affiliates, (h) for purposes of establishing a “due diligence” defense, (i) to the extent that such information is

10

received by such Commitment Party from a third party that is not known by such Commitment Party to be subject to confidentiality obligations to you or your affiliates, (j) to enforce its respective rights hereunder or under the Fee Letters or (k) to the extent such information was independently developed by such Commitment Party without reliance on confidential information; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis on terms that are substantially identical to the terms set forth herein and in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information. Each Commitment Party’s obligations under this paragraph shall remain in effect until the earlier of (x) the date that is two years from the date hereof and (y) the date the Credit Documentation becomes effective, at which time our obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Credit Documentation upon the execution and delivery thereof.

10.	Miscellaneous

This Commitment Letter shall not be assignable by any party hereto without the prior written consent of each other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed) (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein. The Commitment Parties reserve the right to employ the services of their affiliates in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates may agree in their sole discretion, but subject in all respects to the terms of this Commitment Letter. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us and you with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter and any claim, controversy or dispute (whether arising in contract, equity, tort or otherwise) arising under or related to this Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided that the laws of the State of Delaware shall govern in determining (i) the interpretation of the definition of “Material Adverse Effect” (as defined in Exhibit D) and whether or not a Material Adverse Effect has occurred, (ii) the accuracy of any Specified Representation and whether as a result of any inaccuracy thereof, a condition to your obligations to close under the Merger Agreement has not been met or you have the right (without regard to any notice requirement but giving effect to any applicable cure provisions) to terminate your obligations under the Merger Agreement and (iii) whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement (in each case without regard to its rules of conflicts of law).

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court.

11

You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum or otherwise based on lack of personal jurisdiction or improper venue. YOU AND WE HEREBY IRREVOCABLY AGREE TO WAIVE TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER OR THE FEE LETTERS OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it and each of the Lenders is required to obtain, verify and record information that identifies the Company and its subsidiaries, which information includes names, addresses, tax identification numbers and other information that will allow such Commitment Party and each of the Lenders to identify the Company and its subsidiaries in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.

The indemnification, fee, expense, jurisdiction, waiver of jury trial, service of process, venue, governing law, sharing of information, no agency or fiduciary duty, syndication and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether the Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including as to the provision of Information and representations with respect thereto) and (b) confidentiality of the Fee Letters and the contents thereof) shall automatically terminate and be superseded, to the extent comparable, by the provisions of the Credit Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time, in each case to the extent the Credit Documentation has comparable provisions with comparable coverage. You may terminate this Commitment Letter and the Commitment Lenders’ commitments hereunder in full (but not in part) at any time subject to the provisions of the preceding sentence.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letters by returning to us executed counterparts of this Commitment Letter and the Fee Letters not later than 5:00 p.m., New York City time, on the earlier of (x) December 22, 2017 and (y) the time of the public announcement of the Acquisition. The Commitment Parties’ commitments and agreements hereunder will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that we receive your executed counterparts to this Commitment Letter and the Fee Letters in accordance with this paragraph and the initial funding under the Credit Facilities does not occur on or before the Expiration Date, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree in writing to an extension. “Expiration Date” means the earliest of (i) 5:00 p.m., New York City time, on June 20, 2018, (ii) the closing of the Acquisition with or without the use of the Credit Facilities, (iii) the public announcement of the abandonment of the Acquisition by you (or any of your affiliates) and (iv) the termination of the Merger Agreement prior to closing of the Acquisition or the termination of your (or any of your affiliates’) obligations under the Merger Agreement to consummate the Acquisition in accordance with the terms thereof.

[Signature Page Follows]

12

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Robert A. Kaulius
Name: Robert A. Kaulius
Title: Authorized Officer

GOLUB CAPITAL LLC

By:	/s/ Marc C. Robinson
Name: Marc C. Robinson
Title: Managing Director

Accepted and agreed to as of

the date first written above by:

LIFETIME BRANDS, INC.

By:	/s/ Laurence Winoker
Name: Laurence Winoker
Title: SVP- Finance, CFO & Treasurer

Commitment Letter

Exhibit A

PROJECT MERMAID

TRANSACTION SUMMARY

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and in Exhibits B, C and D thereto.

Lifetime Brands, Inc. (the “Company”) intends to acquire (the “Acquisition”) all of the outstanding equity interests of Taylor Holdco, LLC, a Delaware limited liability company (the “Target”), pursuant to the Agreement and Plan of Merger (together with all exhibits, schedules and disclosure letters thereto, the “Merger Agreement”), dated as of December 22, 2017 among the Company, as buyer, the Target, Taylor Parent, LLC, as seller, TPP Acquisition II LLC, and certain other parties party thereto. In connection therewith, it is intended that:

(a) The Company will obtain a senior secured asset-based revolving credit facility (the “ABL Facility”) in an aggregate principal amount of $150.0 million, as described in Exhibit B.

(b) The Company will obtain a senior secured term loan B facility (the “Term Loan Facility” and, together with the ABL Facility, the “Credit Facilities”) in an aggregate principal amount of $275.0 million, as described in Exhibit C.

(c) All existing indebtedness for borrowed money under the Second Amended and Restated Credit Agreement, dated as of January 13, 2014 (as previously amended, the “Existing Credit Agreement”), among the Company, the foreign subsidiary borrowers from time to time party thereto, the other loan parties from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, will be refinanced or repaid in full and arrangements for the concurrent release of all related liens shall be made (the “Refinancing”).

(d) The proceeds of the Credit Facilities shall be applied (i) to refinance and repay in full the indebtedness of the Target and its subsidiaries under (A) the Amended and Restated Credit Agreement, dated as of November 6, 2013, by and among Taylor Precision Products, Inc., the other parties thereto designated as Credit Parties, several financial institutions from time to time party thereto, and General Electric Capital Corporation, as previously amended, and (B) the Amended and Restated Note Purchase and Guaranty Agreement, dated as of November 6, 2013, by and among Taylor Precision Products, Inc., the other Guarantors from time to time party thereto and the Purchasers from time to time party thereto, as previously amended, and any security interests and guarantees in connection therewith shall be terminated and/or released (or arrangements for such repayment, termination and release shall have been made), it being understood and agreed that letters of credit outstanding on the Closing Date no longer available to the Target or its subsidiaries may be backstopped or replaced by letters of credit issued under the ABL Facility on the Closing Date or may be cash collateralized, (ii) to pay the purchase price in connection with the Acquisition, (iii) to pay the fees, costs and expenses incurred in connection with the Transactions (as defined below), (iv) to consummate the Refinancing (the amounts set forth in clauses (i) through (iv) above, collectively, the “Transaction Costs”) and (v) for general corporate purposes.

The transactions described above are collectively referred to herein as the “Transactions”. For purposes of this Commitment Letter and the Fee Letters, “Closing Date” shall mean the date of the satisfaction (or waiver by the Commitment Parties) of the conditions set forth in Exhibit D and the initial funding of the relevant Credit Facilities.

A-1

Exhibit B

PROJECT MERMAID

ABL FACILITY

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the ABL Facility. Capitalized terms used but not defined shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached and in Exhibits A, C and D attached thereto.

I.	Parties

	Borrowers:	Lifetime Brands, Inc., a Delaware corporation (the “Company”), Creative Tops Limited, a company incorporated in England and Wales (“Creative Tops”), Lifetime Brands Europe Limited, a limited company organized under the laws of England and Wales (“Lifetime Brands Europe”; Creative Tops and Lifetime Brands Europe are collectively referred to herein as the “Foreign Borrowers”), TPP Acquisition II LLC, a Delaware limited liability company (“TPP Acquisition”), and Taylor Precision Products Inc., a Delaware corporation (“Taylor Precision”; the Company, TPP Acquisition and Taylor Precision are collectively referred to herein as the “Domestic Borrowers”; the Domestic Borrowers and the Foreign Borrowers are collectively referred to herein as the “Borrowers”).

	Sole Lead Arranger and Sole Bookrunner:	JPMorgan Chase Bank, N.A. (“JPMorgan”) (in such capacity, the “Lead Arranger”).

	ABL Administrative Agent:	JPMorgan (in such capacity, the “ABL Administrative Agent”).

	Lenders:	A syndicate of banks, financial institutions and other entities, including JPMorgan, arranged by the Lead Arranger in accordance with the Commitment Letter (collectively, the “Lenders”).

II.	The Credit Facilities

A. Revolving Credit Facility

	Type and Amount of Facility:	Five-year asset-based revolving credit facility (the “ABL Facility”) in the amount of up to the U.S. Dollar equivalent of $150,000,000 (the “ABL Commitments” and the loans thereunder, the “ABL Loans”). Up to the U.S. Dollar equivalent of $40,000,000 of the ABL Facility (the “Foreign Currency Sublimit”) shall be made available by Lenders holding multicurrency tranche commitments thereunder in U.S. Dollars, euro, Pounds Sterling and any other currency that is (x) a lawful currency that is readily available and freely transferable and convertible into U.S. Dollars, (y) available in the London interbank deposit market and (z) agreed to by the ABL Administrative Agent and the relevant Lenders under the ABL Facility (collectively, the “Agreed Currencies”).

Availability:	The ABL Facility shall be available on a revolving basis during the period commencing on the Closing Date defined below and ending on the fifth anniversary thereof (the “ABL Maturity Date”).

Borrowing availability under the ABL Facility will be subject to the Domestic Borrowing Base and the Foreign Borrowing Base (each as referred to below) as set forth in the Existing Credit Agreement (as defined below), as modified to reflect newly acquired subsidiaries in connection with the Transactions; provided that, for purposes of determining eligible inventory to be included in any Borrowing Base, inventory in transit with a common carrier from vendors and suppliers shall be permitted (subject to the satisfaction of other eligibility criteria for inventory), so long as the aggregate amount of such in-transit inventory does not exceed $30,000,000 (or, to the extent resulting in greater availability for the Borrowers, not more than 25% of the aggregate amount of the Borrowing Bases is attributable to such in-transit inventory). The Domestic Borrowers’ borrowing availability under the ABL Facility will be based on availability solely under the Domestic Borrowing Base, and the Foreign Borrowers’ borrowing availability under the ABL Facility will be based on availability under both the Domestic Borrowing Base and the Foreign Borrowing Base.

Letters of Credit:	A portion of the ABL Facility not in excess of the U.S. Dollar equivalent of $30,000,000 (with respect to Letters of Credit issued for the account of the Domestic Borrowers) and $10,000,000 (with respect to Letters of Credit issued for the account of the Foreign Borrowers) shall be available for the issuance of letters of credit (the “Letters of Credit”) in Agreed Currencies (subject to the Foreign Currency Sublimit) by JPMorgan (in such capacity, the “Issuing Lender”), of which amount not more than $15,000,000 shall be available for standby letters of credit issued for the account of the Company. No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Maturity Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the applicable Borrowers (whether with their own funds or with the proceeds of ABL Loans) on the same business day. To the extent that the Borrowers do not so reimburse the Issuing Lender, the Lenders under the ABL Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

Swing Line Loans:	A portion of the ABL Facility not in excess of the U.S. Dollar equivalent of $15,000,000 shall be available for swing line loans (the “Swing Line Loans”) in Agreed Currencies (subject to the Foreign Currency Sublimit) from the ABL Administrative Agent (in such capacity, the “Swing Line Lender”). The Borrowers may request Swing Line Loans from the Swing Line Lender on same-day notice. The Swing Line Lender, in its sole discretion, may create Swing Line Loans by advancing to the applicable Borrower, on behalf of the Lenders, floating rate ABL Loans requested by such Borrower. Settlement of such Swing Line Loans may occur weekly or more frequently in the discretion of the ABL Administrative Agent. Any such Swing Line Loans will reduce availability under the ABL Facility on a dollar-for-dollar basis. Each Lender under the ABL Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.

Borrowing Base:	The “Domestic Borrowing Base” will equal the sum of 85% of each domestic ABL Loan Party’s eligible accounts receivable, plus the product of 85% multiplied by the net orderly liquidation value percentage identified in the most recent inventory appraisal ordered by the ABL Administrative Agent multiplied by each domestic ABL Loan Party’s eligible inventory (valued at the lower of cost (FIFO) or market), less reserves established by the ABL Administrative Agent in its Permitted Discretion.

The “Foreign Borrowing Base” will equal the sum of 85% of each foreign ABL Loan Party’s eligible accounts receivable, plus the product of 85% multiplied by the net orderly liquidation value percentage identified in the most recent inventory appraisal ordered by the ABL Administrative Agent multiplied by each foreign ABL Loan Party’s eligible inventory (valued at the lower of cost (FIFO) or market), less reserves established by the ABL Administrative Agent in its Permitted Discretion.

The “Borrowing Bases” means, collectively, the Domestic Borrowing Base and the Foreign Borrowing Base.

Notwithstanding the foregoing, in order to reflect the inclusion of accounts receivable and inventory of any domestic subsidiaries newly acquired on the Closing Date, solely for the 90-day period immediately following the Closing Date (which 90-day period may be extended by up to an additional 30 days as reasonably determined by the ABL Administrative Agent), in lieu of the foregoing calculation of the Domestic Borrowing Base with respect to such newly-acquired assets, the Domestic Borrowing Base shall be increased by an amount equal to the lesser of (a) $30,000,000 and (b) an amount equal to (i) the sum of (x) 70% of the net book value of domestic accounts receivable of such newly acquired domestic subsidiaries plus (y) 40% of the net book value of the inventory of such newly acquired domestic subsidiaries that is located in the U.S. minus (ii) reserves established by the ABL Administrative Agent in its Permitted Discretion.

“ABL Loan Party” means the Borrowers, the Domestic Subsidiary Guarantors described below and the Foreign Guarantors described below.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset based lender) business judgment.

	Eligibility:	The definitions of eligible accounts receivable and eligible inventory will be substantially consistent with those set forth in the Existing Credit Agreement. In addition, the ABL Administrative Agent would retain the right, from time to time, in its Permitted Discretion, to establish additional standards of eligibility and reserves against eligibility, adjust reserves and to reduce advance rates or reduce one or more of the sub-limits used in computing the Domestic Borrowing Base and the Foreign Borrowing Base.

	Maturity:	The ABL Maturity Date.

B. Expansion Feature

	Post-Closing Accordion:	Subsequent to the Closing Date, the Company may from time to time, at its option and subject to the consent of the ABL Administrative Agent and other conditions substantially consistent with the Existing Credit Agreement, request to increase the aggregate amount of the ABL Facility, in an aggregate amount up to $50,000,000 without the consent of any Lenders not participating in such increase. The requested increase(s) may be assumed by one or more existing lenders and/or by other financial institutions, as agreed by the Company and the ABL Administrative Agent.

III.	Purpose; Certain Payment Provisions

	Purpose:	The proceeds of the ABL Loans shall be used to finance the Transaction Costs and to finance the Borrowers’ working capital needs and for general corporate purposes of the Company and its subsidiaries.

	Fees and Interest Rates:	As set forth on Annex I.

	Mandatory Prepayments:	The “ABL Credit Documentation” (as defined below) will contain a mandatory prepayment provision that will require a prepayment of amounts outstanding under the ABL Facility (without a concurrent reduction of the ABL Commitments) (i) when there is an availability shortfall, (ii) subject to customary thresholds to be agreed, upon the sale or other disposition of assets included in any Borrowing Base, except for the sale of inventory in the ordinary course of business, (iii) subject to customary thresholds to be agreed, upon receipt of insurance proceeds or condemnation awards in connection with the loss, destruction or condemnation of assets included in any Borrowing Base or (iv) if the revolving credit exposure in Agreed Currencies under the ABL Facility exceeds the Foreign Currency Sublimit, provided that if such excess is caused solely by fluctuations in foreign currency exchange rates, no such prepayment will be required to the extent such exposure in Agreed Currencies other than U.S. Dollars is not more than 105% of the Foreign Currency Sublimit.

	Voluntary Prepayments:	Permitted in whole or in part, with prior written notice but without premium or penalty, subject to limitations as to minimum amounts of prepayments and customary indemnification for breakage costs in the case of prepayment of Eurocurrency Loans (as defined in Annex I) other than on the last day of an interest period.

IV.	Collateral and Other Credit Support

	Collateral:	The ABL Facility will be secured by substantially all assets of the ABL Loan Parties, whether consisting of real, personal, tangible or intangible property, including all of the outstanding equity interests of the Company’s subsidiaries, subject to customary exceptions and materiality standards to be mutually agreed (provided, that if a pledge of 100% of the voting shares of equity interests of any foreign subsidiary could reasonably be expected to give rise to a material adverse tax consequence, such pledge shall be limited to 65% of the voting equity interests of the Company’s first-tier foreign subsidiary in the relevant ownership chain) (collectively, the “Collateral”).

Notwithstanding anything to the contrary, the Collateral shall exclude the following:

“Excluded Assets” means: (i) any fee-owned real property with a book value (as reflected in the Company’s financial statements) of less than an amount to be mutually agreed upon and all leasehold interests in real property, (ii) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (iii) assets in respect of which pledges and security interests are prohibited by applicable U.S. law, rule or regulation or agreements with any U.S. governmental authority (other than to the extent that such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such prohibitions, such assets shall automatically cease to constitute Excluded Assets, (iv) margin stock, (v) assets subject to certificates of title (including motor vehicles (other than motor vehicles subject to certificates of title, provided that perfection of security interests in such motor vehicles shall be limited to the filing of UCC financing statements), aircraft and aircraft engines), letter of credit rights with a value of less than an amount to be mutually agreed upon (other than to the extent the security interest in such letter of credit right may be perfected by the filing of UCC financing statements) and commercial tort claims with a value of less than an amount to be mutually agreed upon, (vi) any lease, license, capital lease obligation or other agreement or any property subject to a purchase money security interest or similar agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, capital lease obligation or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than an ABL Loan Party) (other than (x) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, (y) to the extent that any such term has been waived or (z) to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such term, such assets shall automatically cease to constitute Excluded Assets, (vii) assets to the extent a security interest in such assets would result in material adverse tax consequences to the Company or any of its subsidiaries as reasonably determined by the Company in consultation with the ABL Administrative Agent and (viii) those assets as to which the ABL Administrative Agent and the Company reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby. Notwithstanding the foregoing, Excluded Assets shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).

The Collateral (other than assets of any Foreign Borrower or Foreign Guarantor) will also secure the Term Loan Facility. The liens securing the ABL Facility will be first priority in the case of “ABL Priority Collateral” (as defined below) and second priority in the case of “Term Priority Collateral” (as defined below).

“Term Priority Collateral” means all Collateral other than any ABL Priority Collateral.

“ABL Priority Collateral” means (i) all of the ABL Loan Parties’ present and after acquired cash, accounts receivable, credit card receivables, inventory, deposit accounts (other than deposit accounts in which net cash proceeds from the sale of non-ABL Priority Collateral are deposited pending reinvestment), securities accounts, commodities accounts, instruments, documents, chattel paper, books and records, and all proceeds relating to the foregoing and (ii) all Collateral constituting assets of a Foreign Borrower or Foreign Guarantor.

For purposes of clarity, assets of any Foreign Borrower or Foreign Guarantor shall not secure the Term Loan Facility and shall not constitute Term Priority Collateral.

The Collateral will also secure bank products (including ACH transactions, credit card transactions and cash management services) and interest rate swaps, currency or other hedging obligations owing to any Lender or its affiliates.

Notwithstanding the foregoing, assets of the Foreign Borrowers and the Foreign Guarantors constituting Collateral shall only secure the secured obligations of the foreign ABL Loan Parties under the ABL Credit Documentation and any proceeds from such Collateral shall be applied solely in respect of the such secured obligations.

	Intercreditor Agreement:	The lien priority, relative rights and other creditors’ rights issues in respect of the ABL Facility and the Term Loan Facility will be set forth in a customary intercreditor agreement (the “Intercreditor Agreement”), which shall be reasonably satisfactory to the Company, the ABL Administrative Agent and the “Term Loan Administrative Agent” (as defined in Exhibit C to the Commitment Letter).

	Guarantors:	The Borrowers, any direct or indirect domestic subsidiary of the Company, subject to customary exceptions and materiality standards to be mutually agreed (the “Domestic Subsidiary Guarantors”) and any direct or indirect foreign subsidiary of a Foreign Borrower (such foreign subsidiaries, collectively, the “Foreign Guarantors”) shall unconditionally guarantee all of the indebtedness, obligations and liabilities of the Borrowers arising under or in connection with the ABL Credit Documentation; provided that no Foreign Borrower or Foreign Guarantor shall be a primary obligor or guarantor or pledgor of any assets or otherwise be responsible for, in each case, any obligations incurred by or on behalf of the Company or any Domestic Subsidiary Guarantor in any manner that could reasonably be expected to cause material adverse tax consequences.

V.	Certain Conditions

	Initial Conditions:	The availability of the ABL Facility on the Closing Date shall be subject only to the conditions precedent set forth in Section 6 of the Commitment Letter and on Exhibit D to the Commitment Letter.

	On-Going Conditions:	After the Closing Date, substantially consistent with the Existing Credit Agreement.

VI.	Certain Documentation Matters

	Representations, Warranties, Affirmative Covenants, Negative Covenants and Events of Default:	The definitive documentation for the ABL Facility (the “ABL Credit Documentation”) shall contain representations, warranties, affirmative covenants, negative covenants and events of default customary for financings of this type and substantially consistent with those set forth in the Second Amended and Restated Credit Agreement, dated as of January 13, 2014 (as previously amended, the “Existing Credit Agreement”), by and among the Company, the foreign subsidiary borrowers from time to time party thereto, the loan parties from time to time party thereto, the lenders from time to time party thereto and JPMorgan, as Administrative Agent (with adjustments to baskets, thresholds and the like to be mutually agreed upon in light of the size and scope of the Company and its subsidiaries after giving effect to the Acquisition); provided that, (i) the basket set forth in the Existing Credit Agreement for the Company’s payment of regularly scheduled cash dividends in accordance with the Company’s historical dividend policy (so long as no default or event of default shall have occurred and be continuing or would arise after giving effect (including pro forma effect) thereto) shall be increased from $2,000,000 to $5,000,000 per fiscal year of the Company and (ii) the ABL Credit Documentation will contain the ABL Administrative Agent’s current customary anti-corruption and sanctions provisions.

Financial Covenant:	Minimum fixed charge coverage ratio (as defined in the Existing Credit Agreement) of 1.10 to 1.00, to be triggered in the event that Availability is less than the greater of $15,000,000 and 10% of the ABL Commitments and to remain effective at all times thereafter until Availability equals or exceeds such threshold for forty-five (45) consecutive days.

“Availability” means, at any time, an amount equal to (a) the lesser of (i) the ABL Commitment and (ii) the sum of (x) the Domestic Borrowing Base plus (y) the lesser of $40,000,000 and the Foreign Borrowing Base, minus (b) the sum of (i) the aggregate outstanding amount of borrowings under the ABL Facility plus (ii) the undrawn amount of outstanding Letters of Credit.

Cash Dominion:	All bank accounts of the ABL Loan Parties (other than UK collection accounts and certain other accounts to be mutually agreed upon) shall be subject to springing cash dominion, such that the ABL Administrative Agent may exercise full cash dominion over such accounts during any Cash Dominion Trigger Period. All UK collection accounts of the ABL Loan Parties shall be subject to full cash dominion at all times.

A “Cash Dominion Trigger Period” shall mean, any period of time (a) when an event of default has occurred and is continuing or (b) commencing when Availability is less than the greater of $20,000,000 and 15% of the ABL Commitments and continuing until Availability equals or exceeds the greater of $20,000,000 and 15% of the ABL Commitments for forty five (45) consecutive days. A Cash Dominion Trigger Period may be discontinued no more than five (5) times during the life of the ABL Facility.

Voting:	Amendments, waivers and consents with respect to the ABL Credit Documentation shall require the approval of Lenders holding greater than 50% of the aggregate amount of Loans, participations in Letters of Credit and Swing Line Loans and unused commitments under the ABL Facility, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of amortization or final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii)

increases in the amount or extensions of the expiry date of any Lender’s commitment, (b) the consent of each Lender shall be required to (i) modify the pro rata sharing requirements of the ABL Credit Documentation, (ii) permit any ABL Loan Party to assign its rights under the ABL Credit Documentation, (iii) modify any of the voting percentages, (iv) release any loan guarantor of any credit extension, except as otherwise permitted in the ABL Credit Documentation; or (v) release all or substantially all of the Collateral and (c) the consent of Lenders holding greater than 66 2/3% of the aggregate amount of Loans, participations in Letters of Credit and Swing Line Loans and unused commitments under the ABL Facility shall be required to (i) increase the advance rates set forth in the definition of any Borrowing Base or (ii) change the eligibility criteria applicable to any Borrowing Base to increase availability thereunder.

Assignments and Participations:	The Lenders shall be permitted to assign (which shall exclude in all cases assignments to any Disqualified Lender) all or a portion of their Loans and commitments with the consent, not to be unreasonably withheld, of (a) the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the ABL Administrative Agent within five (5) Business Days after having received notice thereof), unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) a default has occurred and is continuing, (b) the ABL Administrative Agent, (c) the Issuing Lender and (d) the Swing Line Lender. In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $5,000,000, unless otherwise agreed by the Company and the ABL Administrative Agent.

The Lenders shall also be permitted to sell participations in their Loans (other than to any Disqualified Lender). Participants shall have customary benefits with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Each Lender may disclose information to prospective participants and assignees, subject to confidentiality restrictions consistent with the Existing Credit Agreement.

“Disqualified Lenders” means (a) entities that are specifically identified by the Company to the ABL Administrative Agent in writing prior to the date of the Commitment Letter, or after the date of the Commitment Letter and prior to the Closing Date with the reasonable consent of the Lead Arranger, (b) entities that are reasonably determined by the Company to be competitors of the Company or its subsidiaries (including the Target and its subsidiaries) and which are specifically identified by the Company to the ABL Administrative Agent in writing prior to the Closing Date (“Competitors”) and (c) in the case of the foregoing clauses (a) and

(b), any of such entities’ affiliates to the extent such affiliates (x)(i) are clearly identifiable as affiliates based solely on the similarity of such affiliates’ names and (ii) are not affiliates that are primarily engaged in, or that advise funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which such Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity (such affiliates, “Bona Fide Debt Funds”) or (y)(i) upon reasonable notice to the ABL Administrative Agent after the Closing Date, are identified as affiliates in writing after the Closing Date in a written supplement to the list of “Disqualified Lenders”, which supplement shall become effective three (3) business days after delivery to the ABL Administrative Agent and the Lenders, but which shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Loans and (ii) are not Bona Fide Debt Funds; provided that no supplements shall be made to the “Disqualified Lender” list from and including the date of the launch of primary syndication of the Credit Facilities through and including the Syndication Date. The list of Disqualified Lenders (as updated from time to time) shall be made available to the Lenders and to potential Lenders.

Yield Protection:	Substantially consistent with the Existing Credit Agreement.

Field Examinations:	Field examinations will be conducted on an ongoing basis at regular intervals at the discretion of the ABL Administrative Agent to ensure the adequacy of Borrowing Base collateral and related reporting and control systems. No more than one field examination per year per jurisdiction or business will be conducted; provided that, one additional field examination per year per jurisdiction or business may be performed if Availability falls below the greater of $20,000,000 and 15% of the ABL Commitments at the time that such additional field examination is initiated; provided further that, there shall be no limitation on the number or frequency of field examinations if a default shall have occurred and be continuing (it being understood and agreed that the foregoing limitations on the number of field exams shall disregard the initial field examination of the Target).

Appraisals:	Inventory appraisals will be conducted on an annual basis per line of business at the discretion of the ABL Administrative Agent; provided that, one additional inventory appraisal per line of business may be performed if Availability falls below the greater of $20,000,000 and 15% of the ABL Commitments at the time such additional appraisal is initiated; provided further that, there shall be no limitation on the number or frequency of inventory appraisals if a default shall have occurred and be continuing (it being understood and agreed that the foregoing limitations on the number of appraisals shall disregard the initial appraisals of the Target).

Expenses and Indemnification:	The Company shall pay (a) all reasonable and documented out-of-pocket expenses of the ABL Administrative Agent and the Lead Arranger and their respective affiliates associated with the syndication of the ABL Facility and the preparation, execution, delivery and administration of the ABL Credit Documentation and any amendment or waiver with respect thereto (including the reasonable and documented fees, disbursements and other charges of one primary counsel and, in each applicable jurisdiction, one local counsel to the ABL Administrative Agent and the Lead Arranger and their respective affiliates, in each case for all such parties taken together), (b) all reasonable and documented out-of-pocket expenses of the ABL Administrative Agent and the Lenders (including the reasonable and documented fees, disbursements and other charges of one primary counsel and, in each applicable jurisdiction, one local counsel for the ABL Administrative Agent and the Lenders taken as a whole) in connection with the enforcement of the ABL Credit Documentation and (c) fees and expenses associated with collateral monitoring, collateral reviews and appraisals (including field examination fees currently equal to $125 per hour per examiner, plus out-of-pocket expenses), environmental reviews and fees and expenses of other advisors and professionals engaged by the ABL Administrative Agent or the Lead Arranger or their respective affiliates.

The ABL Administrative Agent, the Lead Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense (including reasonable and documented legal expenses of (x) one primary counsel and one local counsel in each applicable jurisdiction, in each case for the indemnified persons taken as a whole and (y) in the case of actual or reasonably perceived potential conflicts of interest or the availability of different claims or defenses, one additional counsel for each similarly affected group of indemnified persons) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the indemnified party).

Defaulting Lenders:	The ABL Credit Documentation will contain the ABL Administrative Agent’s customary provisions in respect of defaulting lenders.

EU Bail-In:	The ABL Credit Documentation will contain the ABL Administrative Agent’s customary provisions in respect of EU “Bail-In” matters.

Governing Law:	State of New York.

Counsel to the Administrative Agent and the Lead Arranger:	Latham & Watkins LLP.

Annex I to Exhibit B

Interest and Certain Fees

Interest Rate Options:	The Borrowers may elect that the loans comprising each borrowing bear interest at a rate per annum equal to (a) solely in the case of loans denominated in U.S. Dollars, the Alternate Base Rate (such loans herein referred to as “ABR Loans”) plus the Applicable Margin or (b) the Adjusted LIBO Rate (such loans herein referred to as “Eurocurrency Loans”) plus the Applicable Margin;

provided, that all Swing Line Loans made on behalf of Lenders holding dollar tranche commitments under the ABL Facility shall bear interest at a rate per annum equal to the ABR (or, if such Swing Line Loan is denominated in a foreign currency, the Overnight Foreign Currency Rate) plus the Applicable Margin.

As used herein:

“Alternate Base Rate” or “ABR” means the highest of (a) the prime rate of interest announced from time to time by JPMorgan or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes (the “Prime Rate”), (b) the NYFRB Rate from time to time (but not less than zero) plus 0.5% and (c) the Adjusted LIBO Rate (subject to the interest rate floor set forth therein) for a one month interest period on such day plus 1%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.

“Applicable Margin” means a margin equal to the following amounts as of the Closing Date:

ABL Loans (including swingline loans) 0.50% in the case of ABR Loans 1.50% in the case of Eurocurrency Loans

“LIBO Rate” means the rate (but not less than zero) at which eurocurrency deposits in the London interbank market for one, two, three or six months (as selected by the Borrowers) are quoted on the applicable Reuters screen.

“NYFRB Rate” means the greater of (i) the federal funds effective rate and (ii) the overnight bank funding rate.

“Overnight Foreign Currency Rate” means the rate of interest per annum at which overnight or weekend deposits in the applicable Agreed Currency for delivery in immediately available and freely transferable funds would be offered to major banks in the interbank market upon request of such major banks for such Agreed Currency and in an amount comparable to the unpaid principal amount of the related credit event.

Interest Payment Dates:	In the case of ABR Loans, interest shall be payable on the first day of each month, upon any prepayment due to acceleration and at final maturity.

In the case of Eurocurrency Loans, interest shall be payable in arrears on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fee:	The Company shall pay a commitment fee equal to (a) if the average daily unused portion of the ABL Facility is less than or equal to 50%, 0.25% per annum or (b) if the average daily unused portion of the ABL Facility is greater than 50%, 0.375% per annum, in either case, of the average daily unused portion of the ABL Commitments, payable quarterly in arrears to the ABL Administrative Agent for the ratable benefit of the Lenders (including the ABL Administrative Agent) from the Closing Date until termination of the ABL Commitments.

Pricing Adjustments:	On and after the ABL Administrative Agent’s receipt of financials for first full fiscal quarter ending after the Closing Date, the Applicable Margin, as well as the letter of credit fee, will be subject to pricing adjustments as set forth in the pricing grid attached hereto as Annex I-B in accordance with the methodology set forth in the Existing Credit Agreement.

Letter of Credit Fees:	Letters of Credit: The Company shall pay a letter of credit fee, equal to (i) in the case of standby Letters of Credit, the Applicable Margin then in effect for Eurocurrency Loans made under the ABL Facility and (ii) in the case of commercial Letters of Credit, 50% of such Applicable Margin, in each case on the daily maximum amount to be drawn under such Letters of Credit, respectively, payable monthly in arrears to the Lenders under the ABL Facility (including the Administrative Agent in its capacity as a Lender) ratably.

Fronting Fee: A fronting fee of 0.25% per annum of the face amount of each Letter of Credit issued shall be payable by the Company to the Issuing Lender of such Letter of Credit, together with any documentary and processing charges in accordance with the Issuing Lender’s standard schedule for such charges with respect to the issuance, amendment, cancellation, negotiation or transfer of each letter of credit and each drawing made thereunder.

Default Rate:	After default, the applicable interest rate and Letter of Credit Fee will be increased by 2% per annum (and new Eurocurrency Loans may be suspended). Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or (i) 365/366 days, in the case of ABR Loans and (ii) 365 days in the case of Eurocurrency Loans denominated in Pounds Sterling) for actual days elapsed.

Annex I-B

Pricing Grid

Total Leverage Ratio	Applicable Margin for Eurocurrency Loans	Applicable Margin for ABR Loans
> 4.50 to 1.00	1.75%	0.75%
< 4.50 to 1.00 but > 3.00 to 1.00	1.50%	0.50%
< 3.00 to 1.00	1.25%	0.25%

The applicable margins and fees shall be determined in accordance with the foregoing table based on the most recent annual or quarterly financial statements of the Company delivered pursuant to the ABL Credit Documentation (the “Financials”). Adjustments, if any, to the applicable margins and fees shall be effective on the date that the ABL Administrative Agent has received the Financials. If the Company fails to deliver the Financials to the ABL Administrative Agent at the time required pursuant to the ABL Credit Documentation, then the applicable margins and fees shall be the highest applicable margins and fees set forth in the foregoing table until the date that the Financials are so delivered.

For purposes of the foregoing, “Total Leverage Ratio” means, as of any date of determination, the ratio of (a) an amount equal to Consolidated Total Indebtedness, as of the last day of the most recent four consecutive fiscal quarter period ending on or prior to such date of determination, to (b) EBITDA of the Company and its Subsidiaries for such four consecutive fiscal quarter period.

Exhibit C

PROJECT MERMAID

TERM LOAN FACILITY

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Term Loan Facility. Capitalized terms used but not defined shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in Exhibits A, B and D attached thereto.

I. Parties

Borrower:	Lifetime Brands, Inc. (the “Borrower”).

Joint Lead Arrangers and Joint Bookrunners:	JPMorgan Chase Bank, N.A. (“JPMorgan”) and Golub Capital (in such capacities, the “Lead Arrangers”).

Term Loan Administrative Agent:	JPMorgan (in such capacity, the “Term Loan Administrative Agent” and, together with the ABL Administrative Agent, the “Administrative Agents”).

Lenders:	A syndicate of banks, financial institutions and other entities, including JPMorgan and Golub Capital, arranged by the Lead Arrangers in accordance with the Commitment Letter (collectively, the “Lenders”).

II. Term Loan Facility

Type and Amount of Facility:	A seven-year term loan B facility (the “Term Loan Facility”) in the amount of $275.0 million (the loans thereunder, the “Initial Term Loans”; together with term loans under the Incremental Term Facilities, the “Term Loans”).

Availability:	The Initial Term Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Initial Term Loans may not be reborrowed.

Maturity and Amortization:	The Initial Term Loans will mature on the date that is seven years after the Closing Date (the “Term Loan Maturity Date”). The Initial Term Loans shall be repayable in equal quarterly installments in an aggregate annual amount equal to 1% of the original amount of the Term Loan Facility. The balance of the Initial Term Loans will be repayable on the Term Loan Maturity Date.

III. Purpose; Certain Payment Provisions

Purpose:	The proceeds of the Initial Term Loans shall be used to finance the Transaction Costs and to finance the Borrower’s working capital needs and for general corporate purposes of the Borrower and its subsidiaries.

Fees and Interest Rates:	As set forth on Annex I.

Mandatory Prepayments:	The “Term Credit Documentation” (as defined below) will contain mandatory prepayment provisions that will require prepayments of amounts equal to:

(a) 100% of the net cash proceeds of any incurrence of debt after the Closing Date by the Borrower or any of its domestic subsidiaries, other than certain indebtedness permitted under the Term Credit Documentation, which shall, in any event, permit indebtedness permitted by the Existing Credit Agreement.

(b) 100% of the net cash proceeds of any sale or other disposition (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries of any assets, except for sales of inventory or obsolete or worn-out property in the ordinary course of business and subject to certain other customary exceptions (including customary reinvestment rights if reinvested within twelve (12) months of such sale or disposition (or committed to be reinvested within such twelve (12) month period and reinvested within six (6) months thereafter)) to be agreed upon.

(c) 50% of Excess Cash Flow (to be defined, but which definition shall not be less favorable to the Company than the definition set forth in the Existing Credit Agreement) for each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2019), subject to step-downs to 25% and 0% based on Total Net Leverage Ratio levels of 3.00 to 1.00 and 2.25 to 1.00, respectively.

Mandatory prepayments of the Term Loans shall be applied first, to scheduled installments thereof occurring within the next 8 quarters in direct order of maturity and second, ratably to the remaining respective installments thereof. Mandatory prepayments of the Term Loans may not be reborrowed.

Any Lender under the Term Loan Facility may elect not to accept its pro rata portion of any mandatory prepayment of the Term Loans (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender may be retained by the Borrower.

Voluntary Prepayments:

Permitted in whole or in part, with prior written notice but without premium or penalty (other than as set forth below), subject to limitations as to minimum amounts of prepayments and customary indemnification for breakage costs in the case of prepayment of “Eurodollar Loans” (as defined in Annex I) other than on the last day of a related interest period. Voluntary prepayments of the Term Loans shall be applied to installments thereof as directed by the Borrower. Voluntary prepayments of the Term Loans may not be reborrowed.

Any (a) voluntary prepayment of the Term Loans using proceeds of indebtedness incurred by the Borrower or any of its subsidiaries from a substantially concurrent incurrence of indebtedness for which the all-in yield (calculated as described under “Incremental Facilities” below) on the date of such prepayment is lower than the all-in yield on the date of such prepayment with respect to the Initial Term Loans on the date of such prepayment and (b) repricing of the Initial Term Loans pursuant to an amendment to the Term Credit Documentation resulting in the all-in yield thereon on the date of such amendment being lower than the all-in yield on the date immediately prior to such amendment with respect to the Term Loans on the date immediately prior to such amendment (including any “yank-a-bank” assignment in connection with any such amendment) shall be accompanied by a prepayment fee equal to 1.00% of the aggregate principal amount of such prepayment (or, in the case of clause (b) above, of the aggregate amount of Initial Term Loans outstanding immediately prior to such amendment) if made on or prior to the six-month anniversary of the Closing Date.

IV. Incremental Facilities
The Term Credit Documentation will permit the Borrower to add one or more incremental term loan facilities to the Term Loan Facility (each, an “Incremental Term Facility”); provided that (i) no Lender will be required to participate in any such Incremental Term Facility, (ii) the loans under any such Incremental Term Facility shall be secured by a pari passu lien on the “Collateral” (as defined below) securing the Term Loan Facility, (iii) no default or event of default exists or would exist after giving effect thereto, (iv) the aggregate principal amount of the Incremental Term Facilities shall not exceed (A) $50.0 million plus (B) an unlimited additional amount such that, in the case of this clause (B) only, after giving pro forma effect thereto (and any acquisition financed thereby), the Secured Net Leverage Ratio (as defined below) is no greater than 3.75 to 1.00 (the test described in this clause (B), the “Incremental Leverage Requirement Test”), (v) the representations and warranties in the Term Credit Documentation shall be true and correct in all material respects immediately prior to, and after giving effect to, the incurrence of such Incremental Term Facility (except that any representation and warranty that expressly relates to a given date shall be required only to be true and correct in all material respects as of such date), (vi) the maturity date and weighted average life to maturity of any such Incremental Term Facility shall be no earlier than the maturity date and weighted average life to maturity, respectively, of the existing Term Loan Facility, (vii) the interest rates and amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder; provided that, during the period commencing on the Closing Date and ending twelve (12) months thereafter, the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees or LIBOR/ABR floors) applicable to any Incremental Term Facility will not be more than 0.50% higher than the corresponding all-in yield (giving effect to interest rate margins, original issue discount, upfront fees and LIBOR/ABR floors) for the existing Term Loan Facility, unless the interest rate margins with respect to the existing Term Loan Facility are increased by an amount equal to the difference between the all-in yield with respect to the Incremental Term Facility and the corresponding all-in yield on the existing Term Loan Facility minus 0.50% and (viii) any Incremental Term Facility shall be on terms and pursuant to documentation to be determined, provided, further that, to the extent such terms and documentation are not consistent with the Term Loan Facility (except to the extent permitted by clause (vi) or (vii) above), they shall be reasonably satisfactory to the Term Loan Administrative Agent. The proceeds of the Incremental Term Facility shall be used for general corporate purposes of the Borrower and its subsidiaries, including permitted acquisitions.

As used herein, the following terms shall be defined as follows:

“Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) an amount equal to (i) Consolidated Total Secured Indebtedness, as of the last day of the most recent four consecutive fiscal quarter period ending on or prior to such date of determination minus (ii) the aggregate amount of unrestricted and unencumbered cash and cash equivalents included in the consolidated balance sheet of the Company and its subsidiaries as of such date, which aggregate amount shall be determined without giving pro forma effect to the proceeds of Indebtedness incurred on such date to (b) EBITDA of the Company and its Subsidiaries for such four consecutive fiscal quarter period.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) an amount equal to (i) Consolidated Total Indebtedness, as of the last day of the most recent four consecutive fiscal quarter period ending on or prior to such date of determination minus (ii) the aggregate amount of unrestricted and unencumbered cash and cash equivalents included in the consolidated balance sheet of the Company and its subsidiaries as of such date, which aggregate amount shall be determined without giving pro forma effect to the proceeds of Indebtedness incurred on such date to (b) EBITDA of the Company and its Subsidiaries for such four consecutive fiscal quarter period.

“Consolidated Total Secured Indebtedness” means, as of any date of determination, the aggregate principal amount of all indebtedness of the Company or any of its subsidiaries that is secured by liens on any assets or property of the Company or any of its subsidiaries.

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate principal amount of all indebtedness of the Company or any of its subsidiaries.

“EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of:

(i) Interest Expense for such period,

(ii) income tax expense for such period (net of tax refunds),

(iii) all amounts attributable to depreciation and amortization expense for such period (including amortization of goodwill and other intangible assets and amortization or write off of assets comprised of debt discount or deferred financing costs),

(iv) any non-cash charges for such period (excluding any non-cash charge in respect of an item that was included in Net Income in a prior period) including purchase accounting adjustments and non-cash compensation expense, or other non-cash expenses or charges arising from the granting of restricted stock, stock options, stock appreciation rights or similar equity arrangements,

(v) any reasonable advisory and other professional services fees, transaction fees and related expenses paid in connection with the following transactions to the extent not prohibited hereunder: acquisitions (including [Project Mermaid]), investments, dispositions, equity issuances, or financings (including factoring activity), in each case whether or not consummated,

(vi) extraordinary, unusual or non-recurring charges incurred during such period, including restructuring charges and integration charges; provided that, the aggregate amount added to EBITDA for any period pursuant to this clause (a)(vi), when combined with the aggregate amount added to EBITDA in respect of such period pursuant to clause (a)(x), shall not exceed 10% of the Consolidated EBITDA for such period (calculated without giving effect to clauses (a)(x) and (a)(xi) and this clause (a)(vi)),

(vii) any extraordinary losses from sales, exchanges and other dispositions of property not in the ordinary course of business,

(viii) Earn Out Obligation expense,

(ix) expenses incurred in connection with extraordinary casualty events to the extent such expenses are covered by insurance and actually reimbursed in cash,

(x) severance costs, relocation costs, consolidation and closing costs, integration and facilities opening costs, transition costs, restructuring costs or costs, fees and expenses arising from discontinued operations (other than costs, fees and expenses to the extent constituting losses arising from such discontinued operations); provided that, the aggregate amount added to EBITDA for any period pursuant to this clause (a)(x), when combined with the aggregate amount added to EBITDA in respect of such period pursuant to clause (a)(vi), shall not exceed 10% of the Consolidated EBITDA for such period (calculated without giving effect to clauses (a)(vi) and (a)(xi) and this clause (a)(x)),

(xi) the amount of “run-rate” cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies projected by the Borrower in good faith to be realized as a result of actions taken or expected to be taken during such period (calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided, that (1) such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies are reasonably identifiable and factually supportable, (2) such cost savings, operating expense reductions, restructuring charges and expenses and cost saving synergies are commenced within eighteen (18) months of such actions, (3) no cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies may be added pursuant to this clause (xi) to the extent duplicative of any expenses or charges relating thereto that are either excluded in computing Net Income or included (i.e., added back) in computing EBITDA for such period, (4) such adjustments may be incremental to (but not duplicative of) other pro forma adjustments set forth in Section [    ] and (5) the aggregate amount of cost savings, operating expense reductions and cost saving synergies added pursuant to this clause (xi) shall not exceed 15% of EBITDA for such period (calculated without giving effect to clauses (a)(vi) and (a)(x) and this clause (a)(xi)) plus the amount of any such cost savings, operating expense reductions, restructuring charges and expenses and cost-savings synergies that would be permitted to be included in financial statements prepared in accordance with Regulation S-X under the Securities Act during such four-quarter period, and minus (b) without duplication and to the extent included in Net Income,

(i) any cash payments made during such period in respect of non-cash charges described in clause (a)(iv) taken in a prior period,

(ii) extraordinary income or gains, and

(iii) Earn Out Obligation income.

Notwithstanding anything to the contrary in this definition, for purposes hereof, the term “EBITDA” shall be calculated, for any period, on a consistent basis, to reflect Acquisitions and Dispositions made by the Company or any Subsidiary during such period as if such Acquisitions or Dispositions occurred at the beginning of such period.

Notwithstanding the foregoing, but subject to any adjustment set forth above (and in Section [    ]) with respect to any transactions occurring after the Closing Date, for purposes of determining EBITDA for any period that includes the fiscal quarters of the Company ended March 31, 2017, June 30, 2017 and September 30, 2017, EBITDA for such fiscal quarters shall be deemed to be $13,600,000, $10,100,000 and $28,400,000, respectively.

Capitalized terms that are not defined herein, but are used in the foregoing definitions are used with the meanings assigned to them in the Existing Credit Agreement.

V. Collateral and Other Credit Support

Collateral:

The Term Loan Facility will be secured by substantially all assets of the “Term Loan Parties” (as defined below), whether consisting of real, personal, tangible or intangible property, including all of the outstanding equity interests of the Borrower’s subsidiaries (including LTB de Mexico, S.A. de C.V.), subject to customary exceptions and materiality standards to be mutually agreed (provided, that if a pledge of 100% of the voting shares of equity interests of any foreign subsidiary could reasonably be expected to give rise to a material adverse tax consequence, such pledge shall be limited to 65% of the voting equity interests of the Borrower’s first-tier foreign subsidiary in the relevant ownership chain) (collectively, the “Collateral”).

Notwithstanding anything to the contrary, the Collateral shall exclude the following:

“Excluded Assets” means: (i) any fee-owned real property with a book value (as reflected in the Company’s financial statements) of less than an amount to be mutually agreed upon and all leasehold interests in real property, (ii) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use”

pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (iii) assets in respect of which pledges and security interests are prohibited by applicable U.S. law, rule or regulation or agreements with any U.S. governmental authority (other than to the extent that such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such prohibitions, such assets shall automatically cease to constitute Excluded Assets, (iv) margin stock, (v) assets subject to certificates of title (including motor vehicles (other than motor vehicles subject to certificates of title, provided that perfection of security interests in such motor vehicles shall be limited to the filing of UCC financing statements), aircraft and aircraft engines), letter of credit rights with a value of less than an amount to be mutually agreed upon (other than to the extent the security interest in such letter of credit right may be perfected by the filing of UCC financing statements) and commercial tort claims with a value of less than an amount to be mutually agreed upon, (vi) any lease, license, capital lease obligation or other agreement or any property subject to a purchase money security interest or similar agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, capital lease obligation or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Term Loan Party) (other than (x) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, (y) to the extent that any such term has been waived or (z) to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such term, such assets shall automatically cease to constitute Excluded Assets, (vii) assets to the extent a security interest in such assets would result in material adverse tax consequences to the Company or any of its subsidiaries as reasonably determined by the Company in consultation with the Term Loan Administrative Agent and (viii) those assets as to which the Term Loan Administrative Agent and the Company reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby. Notwithstanding the foregoing, Excluded Assets shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).

The Collateral will also secure the ABL Facility. The liens securing the Term Loan Facility will be first priority in the case of “Term Priority Collateral” (as defined below) and second priority in the case of “ABL Priority Collateral” (as defined below).

“Term Priority Collateral” means all Collateral other than ABL Priority Collateral.

“ABL Priority Collateral” means all of the Term Loan Parties’ present and after acquired cash, accounts receivable, credit card receivables, inventory, deposit accounts (other than deposit accounts in which net cash proceeds from the sale of non-ABL Priority Collateral are deposited pending reinvestment), securities accounts, commodities accounts, instruments, documents, chattel paper, books and records, and all proceeds relating to the foregoing.

For purposes of clarity, assets of any foreign entity constituting collateral securing the ABL Facility shall not secure the Term Loan Facility and shall not constitute Term Priority Collateral.

Intercreditor Agreement:	The lien priority, relative rights and other creditors’ rights issues in respect of the ABL Facility and the Term Loan Facility will be set forth in a customary intercreditor agreement (the “Intercreditor Agreement”), which shall be reasonably satisfactory to the Borrower, the Term Loan Administrative Agent and the ABL Administrative Agent.

Guaranties:	Each material direct and indirect domestic subsidiary of the Borrower (as materiality shall be agreed upon by the Borrower and the Term Loan Administrative Agent, the “Guarantors”; the Borrower and the Guarantors are collectively referred to herein as the “Term Loan Parties” and together with the ABL Loan Parties, collectively, the “Loan Parties”) shall unconditionally guarantee all of the indebtedness, obligations and liabilities of the Borrower arising under or in connection with the Term Credit Documentation.

VI. Certain Conditions

Conditions Precedent:	The availability of the Term Loan Facility on the Closing Date shall be subject only to the conditions precedent set forth in Section 6 of the Commitment Letter and on Exhibit D to the Commitment Letter.

VII. Certain Documentation Matters

Representations, Warranties, Affirmative Covenants, Negative Covenants and Events of Default:	The definitive documentation for the Term Loan Facility (the “Term Credit Documentation” and, together with the ABL Credit Documentation, the “Credit Documentation”) shall contain representations, warranties, affirmative covenants, negative covenants and events of default customary for loan agreements in the institutional term loan B market for similarly sized term loan facilities and except as described below in all events no more restrictive than those set forth in the Second Amended and Restated Credit Agreement, dated as of January 13, 2014 (as previously amended, the “Existing Credit Agreement”), by and among the Company, the foreign subsidiary borrowers from time to time party thereto, the loan parties from time to time party thereto, the lenders from time to time party thereto and JPMorgan, as Administrative Agent (or as may otherwise be mutually agreed upon); provided that, (i) the basket set forth in the Existing Credit Agreement for the Company’s payment of regularly scheduled cash dividends in accordance with the Company’s historical dividend policy (so long as no default or event of default shall have occurred and be continuing or would arise after giving effect (including pro forma effect) thereto) shall be increased from $2,000,000 to $5,000,000 per fiscal year of the Company, (ii) the Term Credit Documentation shall include a covenant requiring the Borrower to make commercially reasonable efforts (x) to obtain and maintain public corporate credit and public corporate family ratings and (y) to obtain and maintain public ratings of the Term Loan Facility (but, in each case, not to maintain a specific rating), (iii) the Term Credit Documentation will contain the Term Loan Administrative Agent’s customary anti-corruption and sanctions provisions (it being understood and agreed, for the avoidance of doubt, that the Commitment Parties have completed and are satisfied with the due diligence investigation of the Borrower, the Target and their respective subsidiaries with respect to these matters), and (iv) the covenants and events of default shall be further modified (in a manner to be mutually agreed upon) to reflect other provisions and baskets customary for loan agreements in the institutional term loan B market, but shall in any event include the following baskets so long as no default or event of default has occurred and is continuing, (i) a basket for incurrence of unsecured, subordinated or junior lien debt so long as after giving pro forma effect to such incurrence the Total Net Leverage Ratio does not exceed 4.25 to 1.00, (ii) a basket for investments using the Available Amount (as defined below) so long as after giving pro forma effect to such investment the Total Net Leverage Ratio does not exceed 4.25 to 1.00, (iii) an additional unlimited basket for investments so long as after giving pro forma effect to such investment the Total Net Leverage Ratio does not exceed 3.25 to 1.00, (iv) a basket for restricted payments using the Available Amount so long as after giving pro forma effect to such restricted payment the Total Net Leverage Ratio does not exceed 4.00 to 1.00 and (v) a basket for unlimited restricted payments so long as after giving pro forma effect to such restricted payment the Total Net Leverage Ratio does not exceed 3.00 to 1.00.

In addition, the Term Credit Documentation shall contain a customary “Available Amount” which shall include a “starter basket” of $15,000,000 and a “builder basket” based on retained excess cash flow and the Available Amount shall be available to create additional capacity under certain negative covenants to be agreed.

Financial Covenants:	None.

Voting:	Amendments, waivers and consents with respect to the Term Credit Documentation shall require the approval of Lenders holding not less than a majority of the loans under the Term Loan Facility, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of maturity or amortization of any loan or reductions in the amount or extensions of the payment date of any required mandatory payments, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of each Lender shall be required to (i) modify the pro rata sharing requirements of the Term Credit Documentation, (ii) permit any Term Loan Party to assign its rights under the Term Credit Documentation, (iii) modify any of the voting percentages, (iv) release all or substantially all of the Guarantors or (v) release all or substantially all of the Collateral.

Assignments and Participations:

The Lenders shall be permitted to assign (which shall exclude in all cases assignments to any Disqualified Lender) all or a portion of their loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Term Loan Administrative Agent within five (5) business days after having received notice thereof), unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an Event of Default has occurred and is continuing and (b) the Term Loan Administrative Agent, unless the assignee is a Lender, an affiliate of a Lender or an approved fund. In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $500,000, unless otherwise agreed by the Borrower and the Term Loan Administrative Agent.

The Lenders shall also be permitted to sell participations in their loans (other than to any Disqualified Lender). Participants shall have customary benefits with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to customary matters. Pledges of loans in accordance with applicable law shall be permitted without restriction. Each Lender may disclose information to prospective participants and assignees, subject to confidentiality restrictions substantially consistent with the Existing Credit Agreement.

“Disqualified Lenders” means (a) entities that are specifically identified by the Borrower to the Term Loan Administrative Agent in writing prior to the date of the Commitment Letter, or after the date of the Commitment Letter and prior to the Closing Date with the reasonable consent of the Lead Arranger, (b) entities that are reasonably determined by the Borrower to be competitors of the Borrower or its subsidiaries (including the Target and its subsidiaries) and which are specifically identified by the Borrower to the Term Loan Administrative Agent in writing prior to the Closing Date (“Competitors”) and (c) in the case of the foregoing clauses (a) and (b), any of such entities’ affiliates to the extent such affiliates (x)(i) are clearly identifiable as affiliates based solely on the similarity of such affiliates’ names and (ii) are not affiliates that are primarily engaged in, or that advise funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which such Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity (such affiliates, “Bona Fide Debt Funds”) or (y)(i) upon reasonable notice to the Term Loan Administrative Agent after the Closing Date, are identified as affiliates in writing after the Closing Date in a written supplement to the list of “Disqualified Lenders”, which supplement shall become effective three (3) business days after delivery to the Term Loan Administrative Agent and the Lenders, but which shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Loans and (ii) are not Bona Fide Debt Funds; provided that no supplements shall be made to the “Disqualified Lender” list from and including the date of the launch of primary syndication of the Credit Facilities through and including the Syndication Date. The list of Disqualified Lenders (as updated from time to time) shall be made available to the Lenders and to potential Lenders.

The Term Credit Documentation shall provide that Term Loans may be purchased by and assigned to the Borrower or any subsidiary thereof through (a) Dutch auctions open to all Lenders on a pro rata basis in accordance with customary procedures to be mutually agreed and/or (b) open market purchases on a non-pro rata basis, in each case on terms and conditions to be agreed. Any loans assigned to or purchased by the Borrower or any subsidiary thereof shall be automatically and permanently cancelled immediately upon acquisition thereof by the Borrower or such subsidiary.

Yield Protection:	Customary increased cost and yield protection provisions substantially consistent with the Existing Credit Agreement.

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Term Loan Administrative Agent and the Lead Arrangers and their affiliates associated with the syndication of the Credit Facilities and the preparation, execution, delivery and administration of the Term Credit Documentation and any amendment or waiver with respect thereto (including the reasonable and documented fees, disbursements and other charges of one primary counsel and, in each applicable jurisdiction, one local counsel to the Term Loan Administrative Agent and the Lead Arrangers and their affiliates, in each case for all such parties taken together) and (b) all reasonable and documented out-of-pocket expenses of the Term Loan Administrative Agent and the Lenders (including the reasonable and documented fees, disbursements and other charges of one primary counsel and, in each applicable jurisdiction, one local counsel for the Term Loan Administrative Agent and the Lenders taken as a whole in connection with the enforcement of the Term Credit Documentation.

The Term Loan Administrative Agent, the Lead Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense (including reasonable and documented legal expenses of (x) one primary counsel and, in each applicable jurisdiction, one local counsel in each case for the indemnified persons taken as a whole and (y) in the case of actual or reasonably perceived potential conflicts of interest or the availability of different claims or defenses, one additional counsel for each similarly affected group of indemnified persons) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the indemnified party).

Defaulting Lenders:	The Term Credit Documentation will contain the Term Loan Administrative Agent’s customary provisions in respect of defaulting lenders.

EU Bail-In:	The Term Credit Documentation will contain the Term Loan Administrative Agent’s customary provisions in respect of EU “Bail-In” matters.

Governing Law and Forum:	State of New York.

Counsel to the Term Loan Administrative Agent and the Lead Arrangers:	Latham & Watkins LLP.

Annex I to Exhibit C

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the loans comprising each borrowing bear interest at a rate per annum equal to (a) the Alternate Base Rate (such loans herein referred to as “ABR Loans”) plus the Applicable Margin or (b) the Adjusted LIBO Rate (such loans herein referred to as “Eurodollar Loans”) plus the Applicable Margin.

As used herein:

“Alternate Base Rate” or “ABR” means the highest of (a) the prime rate of interest announced from time to time by JPMorgan or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes (the “Prime Rate”), (b) the NYFRB Rate from time to time (but not less than zero) plus 0.5%, (c) the Adjusted LIBO Rate (subject to the interest rate floors set forth therein) for a one month interest period on such day plus 1% and (d) 2.00% per annum.

“Adjusted LIBO Rate” means the London interbank offered rate administered by ICE Benchmark Administration or any other person that takes over the administration of such rate for U.S. dollars (adjusted for statutory reserve requirements for eurocurrency liabilities) for a period equal to one, two, three or six months (as selected by the Borrower) as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Term Loan Administrative Agent in its reasonable discretion (the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) business days prior to the commencement of such interest period; provided that, (x) if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero, (y) if the LIBO Screen Rate shall not be available at such time for a period equal in length to such interest period, then the Adjusted LIBO Rate shall be determined by the Term Loan Administrative Agent (which determination shall be conclusive and binding absent manifest error) in accordance with procedures to be outlined in the Term Credit Documentation and (z) the Adjusted LIBO Rate shall be deemed to be not less than 1.00% per annum.

“Applicable Margin” means (i) 3.00% in the case of ABR Loans and (ii) 4.00% in the case of Eurodollar Loans.

“NYFRB Rate” means the greater of (i) the federal funds effective rate and (ii) the overnight bank funding rate.

Interest Payment Dates:

In the case of ABR Loans, interest shall be payable on the first day of each quarter, upon any prepayment due to acceleration and at final maturity.

In the case of Eurodollar Loans, interest shall be payable in arrears on the last day of each interest period and, in the case of an interest period longer than three months, quarterly, upon any prepayment and at final maturity.

Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal due under the Term Loan Facility, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans) for actual days elapsed.

Exhibit D

PROJECT MERMAID

Conditions

The availability and initial funding of the Credit Facilities shall be subject to the satisfaction (or waiver by the Commitment Parties) of solely the following conditions (subject to the Limited Conditionality Provision). Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit D is attached and in Exhibits A, B and C thereto.

1. Each Loan Party party thereto shall have executed and delivered the Credit Documentation on terms consistent with the Commitment Letter, and the Administrative Agents shall have received:

a.	customary closing certificates, corporate and organizational documents, good standing certificates and customary legal opinions; and

b.	a certificate from the chief financial officer of the Company, in the form attached as Annex I to this Exhibit D, certifying that the Company and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

2. On the Closing Date, after giving effect to the Transactions, neither the Company nor any of its subsidiaries (including, for the avoidance of doubt, the Target and its subsidiaries) shall have any indebtedness for borrowed money other than the Credit Facilities, Permitted Surviving Debt and certain other indebtedness to be mutually agreed upon. The Administrative Agents shall have received reasonably satisfactory evidence of repayment of all indebtedness to be repaid on the Closing Date and the release (or the making of arrangements for release) of all liens securing any assets or property of the Company and its subsidiaries (including the Target and its Subsidiaries) other than liens permitted to remain outstanding under the Credit Documentation.

3. The Acquisition shall, substantially concurrently with the initial funding of the Credit Facilities, be consummated pursuant to the Merger Agreement and no provision thereof shall have been amended or waived, and no consent or request shall have been given under the Merger Agreement, in any way that is materially adverse to the Lenders in their capacities as such (it being understood and agreed that (a) amendments, waivers and other changes to the definition of “Material Adverse Effect” (or other term of similar import), and consents and requests given or made pursuant to such definition shall in each case be deemed to be materially adverse to Lenders, and (b) any modification, amendment or express waiver or consents by you that results in (x) an increase to the purchase price shall be deemed to not be materially adverse to the Lenders so long as such increase is funded solely with an issuance of common equity of the Company, and (y) a decrease to the purchase price shall be deemed to not be materially adverse to the Lenders so long as (I) such reduction is allocated to reduce the commitments under the ABL Facility and (II) such reduction (other than pursuant to any purchase price or similar adjustment provision set forth in the Merger Agreement) does not decrease the purchase price by more than ten percent (10%) (cumulative for all such reductions)) without the prior written consent of the Commitment Parties (not to be unreasonably withheld, conditioned or delayed).

4. The closing and effectiveness of, and initial funding under, the Credit Facilities shall have occurred on or before the Expiration Date.

5. The Commitment Parties shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target and its subsidiaries, for the two most recently completed fiscal years ended March 31, 2017 and March 31, 2016, (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Taylor Precision Products, Inc. and its subsidiaries, for each subsequent fiscal quarter ended at least 45 days before the Closing Date and (c) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target and its subsidiaries for the six-month fiscal period ended September 30, 2017.

6. The Commitment Parties shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date (or, in the case of the four fiscal quarter period ended on the last day of the fiscal year of the Company, ended at least 90 days prior to the Closing Date), prepared after giving effect to the Transactions (including the acquisition of the Target) as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

7. (a) Each of the Merger Agreement Representations shall be true and correct in all material respects (and in all respects if qualified by material adverse effect or other materiality qualifier); and (b) each of the Specified Representations shall be true and correct in all material respects (and in all respects if qualified by material adverse effect or other materiality qualifier).

8. The Administrative Agents shall have received, at least 3 business days prior to the Closing Date to the extent requested at least 10 days prior to the Closing Date, all documentation and other information required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

9. All fees and reasonable out-of-pocket expenses due and payable to the Commitment Parties and the Lenders and required to be paid on or prior to the Closing Date shall have been paid or shall have been authorized to be deducted from the proceeds of the initial fundings under the Credit Facilities so long as any such fees or expenses not expressly set forth in the Fee Letters have been invoiced not less than two (2) business days prior to the Closing Date (except as otherwise reasonably agreed by the Company).

10. Subject to the Limited Conditionality Provision, all actions necessary to establish that the applicable Administrative Agent will have a perfected security interest (subject to liens permitted under the Credit Documentation) in the Collateral shall have been taken.

11. The Lead Arrangers (a) shall have received the items described in paragraphs 5 and 6 of this Exhibit D (collectively, the “Required Information”) and (b) shall have been afforded a period of 15 consecutive business days from the date of receipt of the Required Information to syndicate the Credit Facilities, which period shall not commence prior to January 3, 2018 and the dates January 15, 2018, February 19, 2018, March 30, 2018 and May 28, 2018 shall not constitute business days for purposes of determining if such period has been afforded to the Lead Arrangers. If the Company shall in good faith reasonably believe it has provided the Required Information, it may deliver to the Lead Arrangers a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have completed delivery of the Required Information on the date of such delivery as specified in the notice, unless the Lead Arrangers in good faith reasonably believe the Company has not completed the delivery of the Required Information and, not later than 5:00 p.m. (New York time) two business days after the delivery of such notice by the Company, deliver a written notice to the Company to that effect (stating with reasonable specificity the extent to which the Required Information has not been delivered).

12. Since the date of the Merger Agreement, there shall not have been, individually or in the aggregate, a Material Adverse Effect. “Material Adverse Effect” means any change, development or occurrence that individually or in the aggregate, (x) has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Group Companies, taken as a whole or (y) that, individually or together with any other effects, materially and adversely affects the ability of the Target to perform its obligations under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement; provided that the term “Material Adverse Effect” shall not include any change, development or occurrence arising from (a) changes or proposed changes in GAAP, (b) general economic conditions, including changes in the credit, debt, financial, capital, commodity or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world in which the Group Companies operate, (c) events or conditions generally affecting the industries in which the Group Companies operate, (d) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (e) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (f) the announcement of the Merger Agreement or the transactions contemplated by the Merger Agreement or the identity of the Company in connection with the transactions contemplated by the Merger Agreement, or (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided that (i) the matters described in clauses (a), (b), (c), (d) and (e) shall be included in the term “Material Adverse Effect” to the extent any such matter has a materially disproportionate adverse impact on the business, assets, financial condition or results of operations of the Group Companies, taken as a whole, relative to other participants in the same business as the Group Companies and (ii) clause (i) will not prevent a determination that any change or effect underlying any such change or failure, as applicable, has resulted in a Material Adverse Effect, if such change or effect is not otherwise excluded from this definition of Material Adverse Effect).

Capitalized terms used in this paragraph 12 but otherwise not defined herein shall have the meaning set forth in the Merger Agreement.

13. Solely with respect to the ABL Facility, the ABL Administrative Agent shall have received a Borrowing Base certificate (in form consistent with that agreed upon in the ABL Credit Documentation) prepared as of the last day of the most recent month ending at least twenty (20) calendar days prior to the Closing Date.

Annex I to Exhibit D

FORM OF SOLVENCY CERTIFICATE

[            ], 20[        ]

This Solvency Certificate is being executed and delivered pursuant to Section [    ] of the Credit Agreement (the “Credit Agreement”), dated as of [        ], 20[    ], among Lifetime Brands, Inc. (the “Company”), the other Loan Parties party thereto from time to time, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as the administrative agent; the terms defined therein being used herein as therein defined.

I, [            ], the chief financial officer of the Company, solely in such capacity and not in an individual capacity, hereby certify that I am the chief financial officer of the Company and that I am generally familiar with the businesses and assets of the Company and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Company pursuant to the Credit Agreement.

I further certify, solely in my capacity as chief financial officer of the Company, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions on the date hereof, that, with respect to the Company and its Subsidiaries on a consolidated basis, (a) the sum of the liabilities of the Company and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the assets of the Company and its Subsidiaries, taken as a whole; (b) the capital of the Company and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Company and its Subsidiaries, taken as a whole, on the date hereof, and (c) the Company and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:
Title: Chief Financial Officer